Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Sophiris Bio Inc. of our report dated February 14, 2013, except for the effects of the share consolidation described in Note 1 to the consolidated financial statements, as to which the date is August 12, 2013, relating to the consolidated financial statements of Sophiris Bio Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

August 12, 2013